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                                                                  Exhibit 3.2

                         SHAREHOLDERS' VOTING AGREEMENT


      THIS SHAREHOLDERS' VOTING AGREEMENT (the "Agreement") is dated August 31, 1997 but is intended by the parties to be effective as of January 1, 1997, among Scottsdale Technologies-I, Ltd., a Delaware limited partnership (the "Partnership"), WO Consulting, Inc., a Delaware corporation (the "Company"), Sound Industries, Ltd., a Utah corporation ("Sound") and the individuals whose names appear on the signature page hereto (the "Shareholders").


                              W I T N E S S E T H:

      WHEREAS, the Company has an authorized capitalization of 6,000,000 shares of capital stock, par value $.01 per share consisting of 6,000,000 shares of common stock (the "Company Common Stock").

      WHEREAS, the Company has issued to the Partnership that certain 12% Senior Convertible Promissory Note payable to the Partnership (as amended, supplemented or restated the "Note") and has entered into that certain Note and Warrant Purchase Agreement dated as of the date hereof (the "Note Purchase Agreement") by and between the Company and the Partnership, a condition of which is the execution of this Agreement by the Company and the Shareholders;

      WHEREAS, the Company has entered into that certain Plan and Agreement of Reorganization (the "Reorganization Agreement") with Sound, Sound Acquisition Corp., a Utah corporation (the "Subsidiary"), Stuart N. Rubin, the Partnership, Eric J. Schedeler and Scottsdale Technologies, Inc., a Delaware corporation, pursuant to which the Company will merge with the Subsidiary, and the Company will be the surviving corporation of such merger and a wholly-owned subsidiary of Sound;

      WHEREAS, Sound has an authorized capitalization of 50,000,000 shares of capital stock, par value $.001 per share consisting of 50,000,000 shares of common stock (the "Sound Common Stock");

      WHEREAS, the Shareholders have determined that their execution, delivery and performance of this Agreement directly benefit and are in the best interest of the Company, Sound and the Shareholders and each of them desires to promote their mutual interests and benefits by imposing certain restrictions, limitations and obligations with respect to the voting of the shares of Company Common Stock and Sound Common Stock now owned or hereafter acquired by them and with respect to certain other matters pertaining to the Company, Sound and the Partnership;

      NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration, the receipt
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and sufficiency of which are hereby acknowledged by the parties here-to, the
Company, Sound and the Shareholders hereby agree as follows:

                                 ARTICLE I.
                              VOTING AGREEMENT

      1.01  Nomination of Certain Directors.

            (a) The Bylaws of the Company provide that the Board of Directors of the Company shall consist of at least one (1) but no more than seven (7) members, which number shall be fixed by the Board of Directors, but shall never be less than one (1), provided, however, that no decrease shall effect the shortening of the term of any incumbent Director.

            (b) The Bylaws of Sound provide that the Board of Directors of Sound shall consist of at least three (3) but no more than seven (7) members, which number shall be fixed by the Board of Directors, but shall never be less than one (1), provided, however, that no decrease shall effect the shortening of the term of any incumbent Director.

            (c) During the term of this Agreement, the Company, Sound and Shareholders covenant and agree that at all times the Board of Directors of the Company and Sound shall each consist of five (5) members, three (3) of which shall be designated by the Partnership pursuant to Sections 1.02 and 1.03 hereof unless the Company or Sound has suffered an Event of Default pursuant to the terms of the Note Purchase Agreement, in which case the Board of Directors of both the Company and Sound shall consist of seven (7) members, five (5) of which shall be designated by the Partnership pursuant to Sections 1.02 and 1.03 hereof.

      1.02 Nomination of Directors. The Company and Sound, on each occasion at which directors of the Company or Sound are elected by shareholders, shall nominate for election as directors of the Company or Sound, as the case may be, such persons designated by the Partnership as provided for in this Section 1.02 or Section 1.03 below. Each of the Company and Sound agrees to solicit from its shareholders proxies for such nominees and to direct the persons who have been appointed to act as attorneys-in-fact and proxies by the Company and Sound to vote all proxies solicited and received by the Company and Sound in favor of such nominees except for such proxies that specifically indicate to the contrary. If any director of the Company and Sound designated by the Partnership shall cease to be a director of the Company or Sound for any reason whatsoever, the Board of Directors of the Company or Sound, as the case may be, shall promptly upon the request of the Partnership elect a person designated by the Partnership to replace such director. If the total number of seats on the Board of Directors of the Company or Sound is increased at any time, the Board of Directors of the Company or Sound, as the case may be, shall cause all necessary action to be taken to elect such number of persons designated by the Partnership so that at all times after such increase in the number of seats the proportion of the Partnership's designees to the total number of seats on the Board of Directors is not decreased by such increase in total number of seats (although such proportion may increase as a result of such election of additional nominees of the Partnership).




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      1.03 Designation of Candidates by the Partnership. The number of persons designated by the Partnership that shall be nominated by the Company and Sound for election as directors at each meeting of shareholders of the Company or Sound, as the case may be, at which such directors are elected or that shall otherwise be elected or appointed as director of the Company or Sound shall be as follows: (i) so long as the Partnership and/or any Affiliated Persons (as defined in Section 4.01 below) of the Partnership hold all or any portion of the Note, then the number of nominees the Partnership shall be entitled to designate under the terms of this Agreement shall be three (3); except (ii) following such time as the Company or Sound has suffered an Event of Default under the terms of the Note and until such default is cured pursuant to the terms of the Note, the Partnership shall be entitled to designate five (5) nominees (out of a total of seven (7) directors).

      1.04 Committees of the Board of Directors. The Company and Sound shall at all times include at least two of the Partnership's designees (the identity of which shall be selected by the Partnership) on each committee of the Board of Directors and shall fill vacancies caused by such nominees in the manner set forth in Section 1.02 with respect to vacancies filled by the Board of Directors of the Company or Sound, as the case may be. It is agreed that each committee of the Board of Directors will initially consist of three members. In the event that the number of members of any committee of the Board of Directors of the Company or Sound is increased, the Board of Directors of the Company or Sound, as the case may be, shall cause all necessary action to be taken to appoint an additional director, if any, designated by the Partnership to such committee if necessary to prevent the proportion of the Partnership's designees on such committee from falling below the proportion of the Partnership's designees on the Board of Directors as a whole.

      1.05 Voting by Shareholders. During the term of this Agreement, the Shareholders hereby agree to vote their shares of Company Common Stock and Sound Common Stock held by them in favor of those persons designated by the Partnership pursuant to the terms hereof on each occasion at which such directors of the Company or Sound are elected by shareholders and shall not vote for the removal of any such person.

      1.05 Additional Shares. Unless waived in writing by the Partnership, when and if additional shares of Company Common Stock or Sound Common Stock are issued to new shareholders in addition to, rather than as transferees of, the Shareholders, the Company, Sound and the Shareholders shall require that such new shareholders shall be required to become parties hereto and subject to the terms hereof. In such event, this Agreement shall be amended in writing and signed by all shareholders to reflect the same, and the term "Shareholder" as used herein shall thereafter include such new shareholders.

      1.06 Termination of Right to Designate Directors. Notwithstanding anything herein to the contrary, the covenants set forth in this Article I shall automatically terminate (a) at the end of the one year period during which the registration statement to be filed by Sound with the SEC registering the resale of the Note Shares and Warrant Shares (as such terms are defined in the Note Purchase Agreement) following the conversion of the Note or exercise of the Warrants issued pursuant to the Note Purchase Agreement, as applicable, has been continuously effective




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and Sound has been subject to the reporting requirements under Section 12 of the
Exchange Act or, if earlier, (b) the date on which Sound closes an underwritten public offering of at least $1,500,000 where the public offering price was at least $5.00 per share if the terms of such offering permit the Partnership and/or the partners thereof to sell the Note Shares and Warrant Shares in connection therewith and the underwriter objects in writing to the right of Software Funding Corp. and the holders of the Note to select members of the Board of Directors of Sound and/or the Company.

                                   ARTICLE II.
                   STANDSTILL AND ANTI-DILUTION PROVISIONS

      2.01 Standstill Provision. So long as any amount is outstanding under the Note, (i) Sound shall not provide any information to or negotiate with any other party with respect to the merger, acquisition, or sale of all or substantially all of the assets or the capital stock of Sound or with respect to obtaining any financing, whether debt or equity, (ii) Sound agrees to notify the Partnership immediately of any unsolicited acquisition proposals or third-party financing proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction, and (iii) the Partnership shall have the right to have a representative present at any presentation made by a third-party to Sound or its stockholders.

      2.02 Anti-Dilution Provision. So long as any amount is outstanding under the Note, Sound shall not, except to the extent expressly permitted in the Note Purchase Agreement, issue any equity securities, or any options, warrants or convertible securities exercisable for or convertible into such equity securities, of Sound or any subsidiary of Sound, without the mutual consent of Sound and the Partnership; provided, however, that Sound may issue Sound Common Stock for not less than $5.00 per share without the consent of the Partnership. Notwithstanding the foregoing, following the merger of the Company with the Subsidiary pursuant to the Reorganization Agreement, and at the end of the ninety day period following the effective date of such merger the Partnership has not provided the Company and/or Sound with the aggregate, cumulative amount of $1,200,000 pursuant to the Note Purchase Agreement and the transactions contemplated thereby, then Sound may, without the consent of the Partnership, issue shares of Sound Common Stock at $1.50 per share in connection with an equity financing that raises an amount equal to the difference between $1,200,000 and the aggregate, cumulative amount actually provided by the Partnership pursuant to the Note Purchase Agreement and the transactions contemplated thereby.

                                  ARTICLE III.
                  REPRESENTATIONS, WARRANTIES AND COVENANTS

      3.01 Representations and Warranties of Shareholders. Each Shareholder represents and warrants to all other Shareholders as of the date hereof that, as to such Shareholder:

        (a) the shareholder is the owner of record and beneficially of the number of shares of Company Common Stock and Sound Common Stock set forth below the signature of the Shareholder on the signature page of this agreement;


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        (b) the Shareholder has not pledged, hypothecated or granted any security interest in such shares to any Person other than the Partnership;

        (c) the Shareholder has not granted to any Person any right to purchase or otherwise acquire any interest in such shares;

        (d) the Shareholder owns such shares free and clear of any liens, claims, options, charges, encumbrances or rights (other than possible community property rights of a spouse) of other Persons except the Partnership; and

        (e) the Shareholder has the right to enter into this Agreement without the consent or approval of any other Person.

For purposes of this Agreement, "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust or any person acting in a representative capacity.

                                   ARTICLE IV.
                                    TRANSFERS

      4.01 Successors and Assigns; Transfers to Affiliates. The right to designate persons for nomination as directors of the Company and Sound set forth in this Agreement shall be personal to the Partnership and shall not inure to the benefit of any successor, assignee or transferee of the Partnership, except that the Partnership may distribute the Note to its partners and this Agreement and the rights and benefits hereunder shall inure to the benefit of such partners receiving all or any portion of the Note (an "Affiliated Person"). This Agreement shall be binding upon and, except as otherwise provided in the preceding sentence, shall inure to the benefit of and be enforceable by and against the transferees, successors and assigns of the parties hereto. Until the termination of the covenants set forth in Article I, each of the Shareholders agrees that he or it will not transfer any shares of Company Common Stock or Sound Common Stock owned by it to any Person unless such Person agrees to be bound by the terms of this Agreement to the same extent as if it were the Shareholder. Except as provided in the next preceding sentence, nothing herein shall restrict the transfer of such Company Common Stock or Sound Common Stock. Whenever shares of Company Common Stock or Sound Common Stock or any portion of the Note have been transferred to a Person or an Affiliated Person, as applicable, as provided herein and thereafter any designation, consent or other determination under the terms of this Agreement is required or permitted to be made by the Partnership or a Shareholder, such designation, consent or other determination shall be made by the Partnership or such Shareholder so long as the Partnership or such Shareholder continues to hold the Note or shares of Company Common Stock or Sound Common Stock, as applicable.



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                                    ARTICLE V.
                                  MISCELLANEOUS



      5.01 Notices. All notices, consents, waivers or other communications required or permitted hereunder shall be in writing and shall be deemed to have been received on the date of confirmed telecopy transmission or personal delivery, or two (2) business days after the date of deposit with the United States Postal Service, and shall be sufficiently given if delivered personally, sent by confirmed telecopy or other confirmed electronic transmission, or sent by certified mail, return receipt requested, postage prepaid and addressed to the address set forth next to each party's name on the signature page.

      5.02 Specific Performance. Inasmuch as the Partnership has purchased and held the Note in part in consideration of the provisions herein contained, the parties acknowledge and agree that irreparable damage would result if this Agreement were not specifically enforced. Therefore, the rights and obligations set forth herein shall be enforceable in any court of equity of competent jurisdiction by decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

      5.03 Expenses and Attorneys' Fees. In the event that any party hereto shall find it necessary to resort to litigation to enforce its rights hereunder, the parties hereto agree that the party prevailing in such litigation shall also be entitled to recover its reasonable expenses actually incurred in connection therewith, including reasonable attorneys' fees.

      5.04 Governing Law. All provisions of this Agreement shall be construed according to the laws of the State of Delaware exclusive of any such laws under which the laws of any other jurisdiction would apply.

      5.05 Headings. The headings used in this Agreement are inserted for convenience only and are not intended to be a part of, nor shall they be used in interpreting, this Agreement.

      5.06 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance is for any reason and to any extent in-valid or unenforceable, the remainder of this Agreement and the application of such provision to the other persons or circumstances will not be affected thereby, but rather are to be en-forced to the greatest extent permitted by law.

      5.07 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                           [SIGNATURE PAGES TO FOLLOW]



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      EFFECTIVE as of the date set forth above.

                              PARTNERSHIP:

                              Scottsdale Technologies-I, Ltd.

                              By:  Software Funding Corp., its general partner


                              By:  /s/ STUART N. RUBIN
                                   ----------------------
                              Name: STUART N. RUBIN
                              Title: General Partner
                              Address: 7580 East Gray Road, Suite 102
                                       Scottsdale, Arizona 85260


                              COMPANY:

                              WO Consulting, Inc.


                              By:  /s/ STUART N. RUBIN
                                   ----------------------
                              Name: STUART N. RUBIN
                              Title: Vice President
                              Address: 7580 East Gray Road, Suite 102
                                     Scottsdale, Arizona 85260


                              SOUND:

                              Sound Industries, Ltd.

                              By:  /s/ STUART N. RUBIN
                                   ----------------------
                              Name: STUART N. RUBIN
                              Title: Vice President
                              Address: 7580 East Gray Road, Suite 102
                                     Scottsdale, Arizona 85260





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                                       SHAREHOLDERS:


                                       /s/  ERIC J. SCHEDELER
                                       --------------------------
                                       Eric J. Schedeler
                                       Address: 7580 East Gray Road, Suite 102
                                              Scottsdale, Arizona 85260
                                       Number of Shares: 1,648,574




                                       /s/  C. KIMBALL MCCUSKER
                                       --------------------------
                                       C. Kimball McCusker
                                       Address: 11053 E. Hedgehog Pl.
                                              Scottsdale, Arizona 85255
                                       Number of Shares: 184,175



                                       /s/  MICHAEL L. SLOVER
                                       --------------------------
                                       Michael L. Slover
                                       Address: 12625 N. 78th St.
                                              Scottsdale, Arizona 85260
                                       Number of Shares: 134,344


                                       /s/  STUART N. RUBIN
                                       --------------------------
                                       Stuart N. Rubin
                                       Address: 7580 East Gray Road, Suite 102
                                              Scottsdale, Arizona 85260
                                       Number of Shares: 420,265


                                       /s/  DAVID M. BUTLER
                                       --------------------------
                                       David M. Butler
                                       Address: 7580 East Gray Road, Suite 102
                                              Scottsdale, Arizona 85260
                                       Number of Shares: 667,000




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